                                  EXHIBIT 10.19

                            STOCK PURCHASE AGREEMENT

                            DATED SEPTEMBER 10, 1998

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of September 10, 1998, by and between Aspen, Benson & May Investment Bankers LLC., a limited liability corporation organized under the laws of the California ("LLC"), and HomeLife Inc., a corporation organized under the laws of the State of Nevada ("HMLF"). LLC shareholders (collectively, the "Shareholders") desire to sell their stock. LLC and its Shareholders may sometimes be collectively referred to herein as "Shareholders" or "Selling Parties." HMLF is often referred to as "Buyer."

                                    RECITALS

         A. Shareholders are the holders of all the outstanding shares of equity securities of LLC (the "Shares").

         B. Outstanding equity securities of LLC are 10,000 common shares as of September 1, 1998.

         C. Shareholders each desire to sell to Buyer, and Buyer desires to purchase from Shareholders, all of Shareholders' right, title and interest in and to the Shares upon the terms and conditions set forth herein.

         NOW THERE FORE, in consideration of the mutual benefits to be derived from this Agreement, the parties represent, warrant, and LLC as follows:

                                    AGREEMENT

SECTION 1. PURCHASE AND SALE OF SHARES.

         1.1 PURCHASE AND SALE. At the Closing (as defined below), and upon the terms set forth herein, Shareholders will sell, transfer, assign, convey, grant, and deliver to Buyer, and Buyer will purchase and acquire from Shareholders, all right, title, and interest of Shareholders in and to the Shares, such that, following the Closing, LLC will become a wholly-owned subsidiary of Buyer.

         1.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for all LLC Shares shall be considered the number of common shares of HomeLife, Inc. according to the following formula:

                  a) Number of shares equal to total salary ( as defined in
1.2 (b)) divided by the average of the last closing bid price of the common stock of HomeLife, Inc. as reported by the National Association of Securities Dealers automated System (NASDAQ) on the last trading day of each month for the period from September 1998 through December 1999.

                  b) Total Salary equal to an annual salary of $60,000 for the period from September 10, 1998 through December 31, 1999, equal to 15 1/2 months, or $77,500.

         1.3 PAYMENT OF PURCHASE PRICE. Calculation of purchase price shall be done on January 3, 2000. Buyer's stock agent shall then notify Shareholders that their HMLF stock has been entered into the transfer agent's books and that certificates for such shares will be mailed, by certified mail, within five (5) days from the transfer agent's office via certified mail, to such addresses as Shareholders shall instruct.

SECTION 2. THE CLOSING

         2.1 TIME AND PLACE. The Closing of the transaction contemplated by this Agreement (the "Closing") shall occur at a time, date and place as the parties hereto shall designate in writing. The Closing shall occur no later than September 15, 1998.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES. LLC and its Shareholders, jointly and severally, represent, warrant, and LLC as follows:

         3.1 ORGANIZATION AND STANDING OF LLC. LLC is a corporation duly organized, validly existing, and in good standing under all laws of the California and has full power and authority to carry on the business of LLC as now conducted. LLC is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the nature of its business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on LLC's financial condition or results of operations.

         3.2      AUTHORITY; CAPITALIZATION.

                  (a) The execution, delivery and performance of this Agreement by LLC and the consummation by LLC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of LLC. This Agreement has been duly executed and validly delivered by Selling parties and is a valid and binding Agreement of Selling Parties, enforceable against them in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                  (b) Shareholders are the lawful beneficial and record owners of all (100%) of the. issued and outstanding shares of LLC's equity securities. All of the Shares, preferred, common or otherwise, have been duly and validly issued, are fully paid and non-assessable, and will be conveyed hereunder free and clear of all liens, security interests, encumbrances, pledges, restrictions, charges, demands, and claims of any kind and nature whatsoever, whether direct or indirect or contingent. There are no options or other Agreements of any kind granted or issued by LLC which provide for the purchase, issuance, encumbrance or transfer of any additional shares of the capital stock of LLC nor are there any outstanding securities granted or issued by LLC that are convertible into any shares of the equity securities of LLC. LLC does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of LLC's capital stock on any matter.

         3.3      EFFECT OF AGREEMENT.

                  (a) The execution, delivery, and performance of this Agreement and consummation of the transactions contemplated herein by Selling Parties will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which Selling Parties are subject, (ii) violate any judgment, order, writ, or decree of any court or other tribunal or any agency applicable to Selling Parties, or (iii) result in the breach of or conflict with any term, covenant, condition, or provision of, or result in the creation of any lien or encumbrance on their respective assets under any commitments, contracts, or other Agreements or instruments to which such Selling party is a party or by which any of its assets is or may be bound.

         3.4 LICENSES AND PERMITS. LLC possesses all material licenses and permits necessary to conduct its business as now operated. Such licenses and permits are valid and in full force and effect. No action or claim is pending or threatened to revoke or terminate any such licenses or permits or declare any of them invalid in any respect.

         3.5 BROKERS AND FINDERS. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission payable by Selling Parties in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Selling Parties or any of its affiliates.

         3.6 LITIGATION. There is no litigation, actions, investigations, arbitration, or other proceedings currently pending or threatened to which LLC is, or will likely be, a party. LLC is not subject to any outstanding order, writ, injunction, or decree of any court, government, governmental authority or agency, or arbitration against it or affecting or relating to its assets or business which could have a material adverse effect on such assets or business.

SECTION 4. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder represents and warrants to Buyer with respect to himself or herself, as of the date hereof and as of the Closing, as follows:

         4.1 INDEPENDENT INVESTIGATION. Shareholder acknowledges that, in entering into this Agreement, Shareholder has relied on Shareholder's own independent investigations and has not relied upon any representations or other information (whether oral or written) from Buyer, or its officers, directors, agents, employees or representatives regarding Buyer, its business or financial condition. Shareholder acknowledges that he or she and his or her advisors, if any, have, prior to entering into this Agreement, been given information on Buyer and its business as requested.

         4.2 ORDERLY SALE OF SHARES. Shareholders agree that collectively that Shareholders will not sell, transfer, or dispose of more than twenty thousand (20000) shares within any 90 day period. Shareholders further agree that Buyer will be first offered such shares for purchase, and in the event that Buyer does not desire to purchase same, will allow Buyer to assist appropriately in the orderly marketing, placement, re-registration, or sale of such stock.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents, warrants, and agrees as follows:

         5.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has full power and authority to carry on its business as now conducted.

         5.2 AUTHORITY OF BUYER. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding Agreement of Buyer, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights.

         5.3 EFFECT OF AGREEMENT. The execution, delivery, and performance of the Agreement and consummation of the transactions contemplated herein by Buyer will not, with or without the giving of notice or the lapse of time, or other, (i) violate any provision of law, statute, rule, or regulation to which Buyer may be subject; (ii) violate any judgment, order writ, or decree of any court or other tribunal or any agency applicable to Buyer or its properties; or (iii) result in the breach of or conflict with any term, covenant, condition, or provision of, or result in the creation of any lien or encumbrance on its assets under, any commitments, contracts, or other Agreements or instruments to which Buyer is a party or by which any of its assets or properties is or may be bound or affected.

         5.5 LISTING. The shares of common stock of Buyer are currently traded on NASDAQ's Over-the-counter Bulletin Board. Buyer makes no representations or warranties regarding obtaining a listing of its securities on any other stock exchange.

SECTION 6. CERTAIN COVENANTS AND AGREEMENTS.

         6.1 CONDUCT OF LLC PRIOR TO CLOSING. From the date hereof and until the Closing Date, LLC shall:

                  (a) Operate its business only in the usual and ordinary course and consistent with LLC's current practice, and not purchase, sell, lease, transfer, encumber or dispose of any assets except in the ordinary course of business and with notice of same to Buyer; and

                  (b) Use its best efforts to preserve LLC's present organization and goodwill intact, including the present business relationships and goodwill with customers, suppliers, and other who have dealings with LLC; and

                  (c) Pay all costs, expenses, liabilities, and capital expenditures of LLC relating to its business in the ordinary course when due; and

                  (d) Provide Buyer and its employees, counsel, accountants, and advisors with full access upon reasonable notice during normal business hours to all of the properties, personnel, financial and operating data, books, contract, and records of LLC in connection with Buyer's review of LLC and its operations, provide such further access and information as Buyer may reasonably request from time to time, and in general to cooperate fully with Buyer and to assist Buyer in its due diligence investigation of LLC's business and assets.

         6.2 NONCOMPETE AGREEMENT. Subject to the terms and conditions of the attached Work for Hire Agreement (Exhibit A), each Shareholder will not, individually or in concert with any other person or entity, directly or indirectly, whether as an owner, member, partner, officer, employee, director, trustee, stockholder (except of not more than one (1%) percent of the outstanding stock of any company purchased for investment purposes only), agent, manager, consultant, associate, or otherwise, own, manage operate, join, control, finance, organize, participate in, work for, permit the use of his/her name by, or be connected in any manner with any business activity within the United States which is competitive with any aspect of the business of LLC so long as LLC carries on such business, whether under its current name or otherwise. It is intended that the covenant contained in this paragraph shall be deemed to be a series of separate covenants, one for each county in the United States. Except for geographic coverage, each such separate covenant contained shall be deemed identical in terms with the covenant contained in this paragraph. If in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included in this paragraph because, taken together, they cover too extensive a geographic area, it is intended that those of such covenants which, if eliminated, would permit the court to enforce the remaining separate covenants to be enforced in such proceeding, and shall, for the purpose of such proceeding, be deemed eliminated for the provisions hereof

         In the event of a breach or threatened breach of this Section, Buyer shall be entitled to an injunction restraining such breach, without the requirement of posting bond; but nothing herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it as a result of such breach or threatened breach.

         6.3 CONTINUED RELATIONSHIP. William Slivka agrees to associate with LLC, or its successor or assigns, for the period of September 10, 1998 through December 31, 1999 in accordance with and upon the terms and conditions stated in a mutually agreeable Work for Hire Agreement, attached to this Agreement as Appendix C and incorporated herein by reference. During the term of such Work for Hire Agreement, William Slivka shall have office locations suitable to their duties in San Rafael California or such other locations as deemed necessary.

SECTION 7. INDEMNIFICATION.

         7.1 BUYER'S INDEMNIFICATION. Buyer shall indemnify, defend and hold harmless the Shareholders and LLC, together with its officers, directors, agents, and affiliates (collectively, the "Selling Parties' Indemnified Parties"), from and against any and all claims, demands, causes of action, liabilities, damages, deficiencies, losses, obligations, costs and expenses (including attorney fees and any costs of investigation) that a Selling Parties' Indemnified Party shall incur or suffer that arises, results from or relates to:

                  (a) the operation of LLC's business or corporation on or after the Closing

                  (b) Buyer's breach of any representation or warranty or its failure to fulfill any Agreement or covenant contained in this Agreement or any certificate, document or instrument delivered at the Closing.

         7.2 LLC'S INDEMNIFICATION. LLC and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer and its officers, directors, agents, and affiliates (collectively, the "Buyer's Indemnified Parties"), from and against any and all claims, demands, causes of action, liabilities, damages, deficiencies, losses, obligations, costs and expenses (including attorney fees and any costs of investigation) that a Selling Parties' Indemnified Party shall incur or suffer that arise, result from, or related to:

                  (a) The operation of the business of LLC in which the principal events giving rise thereto substantially occurred prior to the Closing or which result from or arise out of any action or inaction prior to the Closing of the Shareholders, LLC or any director, officer, employee, agent, representative or subcontractor of LLC; and

                  (b) Any Selling Party's breach of any representation or warranty or a failure to fulfill any Agreement or covenant contained in this Agreement, any Schedule hereto, or any certificate, document or instrument delivered at the Closing.

         7.3 INDEMNIFICATION PROCEDURES. Each party agrees promptly to give the other written notice of any assertion by any third party against it as to which it may request indemnification hereunder. The indemnifying party hereunder shall have the right, upon notice to the other within thirty (30) days after receiving any such notice, to defend with counsel satisfactory to the indemnified party any such third party suits, claims, or proceedings, but the indemnified party may participate in the defense of any such suit, claim, or proceeding at its expense. Each party agrees not to settle or compromise any such third party suit, claim, or proceeding without the prior written consent of the other.

SECTION 8. CONDITIONS TO CLOSING.

         8.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close hereunder shall be subject to the following conditions:

                  (a) The representations and warranties of Selling Parties shall be correct and complete in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

                  (b) Selling Parties shall have performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date;

                  (c) Buyer shall have received a certificate executed by Selling Parties, reasonably satisfactory to Buyer, certifying that (i) the representations and warranties of LLC and the Shareholders shall be correct and complete in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and (ii) the conditions specified in Sections 8. 1 (a) and (b) have been satisfied or waived;

                  (d) Buyer shall have completed a due diligence examination relating to LLC, its business and assets, to the extent it deems necessary and shall be satisfied with the results thereof in its sole discretion, and shall have given LLC notice of its satisfaction; and

                  (e) There shall have occurred no material adverse change in the business or financial condition of LLC from that disclosed in the Financial Report after taking into account seasonal adjustments.

         8.2 CONDITIONS TO SELLING. PARTIES' OBLIGATION TO CLOSE, The obligation of Selling Parties to close hereunder shall be subject to the following conditions:

                  (a) The representations and warranties of Buyer contained in this Agreement shall be correct and complete in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing date; and

                  (b) Buyer shall have performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by it on or prior to the closing Date; and

                  (c) Selling Parties shall have received a certificate executed by Buyer, reasonably satisfactory to Selling Parties, certifying that (i) the representations and warranties of Buyer shall be correct and complete in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and (ii) the conditions specified in Sections 8.2(a) and (b) have been satisfied or waived.

     8.3 CONDITION TO EACH PARTY'S OBLIGATION TO CLOSE. The obligations of the parties to close hereunder shall be subject to the following conditions:

                  (a) NO RESTRAINTS No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect; and

                  (b) LEGAL ACTION. There shall not be pending or threatened in writing any action, proceeding or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

SECTION 9. MISCELLANEOUS.

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date: (i) by mutual consent of Buyer and Selling Parties, or
(ii) by Buyer or Selling Parties if the conditions set for in Section 8 shall not have been satisfied on or prior to Closing, or (iii) by Buyer if Buyer is not satisfied in its sole discretion with the results of the due diligence investigation, or (iv) by Buyer if, at any time prior to the Closing, there shall occur a material breach of any of Selling Parties' representations, warranties, or covenants contained in this Agreement and such breach would material and adversely affect the benefits to be derived by Buyer from the transaction contemplated hereby, or (v) by Buyer and Selling Parties if the Closing shall not have been consummated on or before September 12, 1998 (or agreed upon extensions thereto), provided that the right to terminate this Agreement under this section shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and Agreements under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

         9.2 CONFIDENTIALITY AGREEMENT. Unless and until the Closing is consummated, Selling Parties and Buyer, and their respective officers, directors, and representatives, as the case may be (each a "Recipient"), will keep confidential any and all information which is or has been furnished to it by or on behalf of Selling parties or Buyer (each a "Provider") in connection with the transactions contemplated by this Agreement (the "Confidential Information"), and shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement. Recipient shall not disclose any Confidential Information to any person or entity, except to its own accountants, attorneys, consultants, or employees on a "need-to-know" basis in connection with the transactions contemplated by this Agreement. All Confidential Information shall remain the property of the Provider. If this Agreement is terminated, the Recipient shall promptly return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of Recipient based on Confidential Information (and certify such destruction to the Provider) or deliver any and all such writings to the Provider. Confidential Information does not include information which is or become (but only when it becomes) generally available to the public other than as a result of disclosure in violation of this provision. The parties acknowledge the unique nature of the Confidential Information and that any actual or threatened disclosure of Confidential Information in violation of the terms of the Agreement will cause substantial and irreparable harm to Provider. Accordingly, in the event of a breach or threatened breach of this Agreement, Provider shall be entitled to an injunction restraining such breach, without the requirement of posting bond; but nothing here shall be construed as prohibiting Provider from pursuing any other remedy available to it as a result of such breach or threatened breach.

         9.3 NOTICES. All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile, or when mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

 If to Buyer, to the following:   HomeLife, Inc.
                                  4100 Newport Place, Suite 730
                                  Newport Beach, CA 92660
                                  Attention: Mr. Andrew Cimerman, Chairman

 If to LLC, to the following:    Aspen, Benson, & May Investment Bankers, LLC
                                 125 Larkspur Avenue Suite 202
                                 San Rafael, California 94901
                                 Attention: William Slivka

or to such other address as any party may designate from time to time by written notice to the other given in the foregoing manner

         9.4 EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear the expenses separately incurred by them in connection herewith, including, without limitation, their respective attorneys' fees and all other costs. Specifically, if this transaction does not close, without the fault of either party, then expenses of each party shall be their own costs.

         9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California, without regard to principles of conflict of laws.

         9.6 ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes any and all oral or written Agreements heretofore made relating to the subject matter hereof and constitutes the entire Agreement of the parties relating to the subject matter hereof. At his/her Agreement may not be changed or modified except by an Agreement in writing signed by Selling Parties and Buyer.

         9.7 NO IMPLIED RIGHTS OR REMEDIES. Except as other-wise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         9.8 HEADING. The headings in this Agreement are inserted for convenience or reference only and shall not be a part of or affect the meaning of this Agreement.

         9.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 SUCCESSORS AND ASSIGNMENT. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but no party shall have the right to assign this Agreement without the prior written consent of the other party, except that Buyer may assign all or a portion of its rights and obligations hereunder to any entity which controls, is controlled by, or is under common control with Buyer. In the event of any such assignment by Buyer, Buyer shall remain fully and primarily liable for the obligations of "Buyer" hereunder, and in any event, the HomeLife shares to be issued hereunder shall be shares of the common stock of HomeLife, Inc., a Nevada corporation.

         9.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement, any Schedule hereto, or any certificate, document or instrument delivered at the Closing, shall survive the Closing indefinitely, notwithstanding any investigation or audit conducted by any party before or after the Closing or the decision of any party to consummate the transactions contemplated hereby.

         9.12 PUBLIC ANNOUNCEMENTS. Neither Buyer or Selling Parties or LLC shall make, issue or release any oral or written public announcement or statement concerning or publicly reveal the transactions under this Agreement without first obtaining the other party's prior written approval of the contents of such announcement or statement, except that after the Closing, Buyer may make such announcements as it deems necessary or appropriate.

         9.13 REMEDIES CUMULATIVE. No remedy herein conferred upon the parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         9.14 EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

         9.15 ATTORNEYS FEES. In the event of any legal, equitable or administrative action or proceeding brought by any party against another party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees of its attorneys and any costs incurred in such action or proceeding including costs of appeal, if any, in such amount that the court or administrative body having jurisdiction over such action may award.

         10. BOARD OF DIRECTOR'S APPROVAL. This agreement is subject to the approval of the Board of Director's of HomeLife, Inc.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              Aspen, Benson & May Investment Bankers, LLC a California limited Liability Corporation

                              By:   /s/ William Slivka
                                 ------------------------------------------
                                     William Slivka

                                       HomeLife, Inc., a Nevada Corporation

                                       By:   /s/ Andrew Cimerman
                                          ---------------------------------
                                             Andrew Cimerman